Exhibit 99.1

February 2011 Edition

MEMBER UPDATE:

Greetings from Mason City.  The business model that your company has adopted is now starting to take shape. With the purchase of the Mason City plant, we have started construction on our flexible front end and have made considerable progress.

We moved our office to Mason City on November 1st, and all business is being transacted out of the Mason City offices. Our address and phone number is:

SOY ENERGY

4172 19th St. SW

Mason City, IA 50401

(641) 421-7590

We now have Stacy Staudt working at the Mason City facility. She is the QA laboratory manager and is currently working in the office answering phones, working with investors with stock transfers, and doing our accounting. Stacy will move back to the lab to work on our quality system, obtaining BQ-9000 certification, and preparing for product testing once we have a controller hired. Soy Energy is currently in the process of interviewing for the positions of controller, plant manager, and maintenance manager.

As stated earlier, construction has started on the new process. Winter snows and cold weather has hampered construction, but we have accomplished a lot in a short time. We have poured a lot of concrete for building footings, dikes, tank pads, and floors.  Two additional tanks have also been constructed on site to store product during processing.  For photographs of these projects, check out the ‘Construction Photos’ tab on our website. We have additionally ordered reactor vessels and additional required tanks for spring installation.

Our goal is to be producing biodiesel in August 2011.  In anticipation of this goal, we will be hiring employees and training them while construction proceeds.

In addition to construction, we have been working with our marketer Renewable Products Marketing Group, RPMG, to secure markets for our biodiesel and adequate feedstocks to produce it. We are also looking at a computer system for the facility that will allow RPMG and Soy Energy to track shipments once they have been loaded. This will allow RPMG maximize our marketability.

In an effort to save money and go green, we have decided to send our next newsletter out by email.  In addition, it will be posted on our web site www.soyenergyllc.com. We would like you to email your address to us at soyenergy@soyenergyllc.com.  If you do not have an email address and have no way of reading our newsletter on the web site, you can send a written request to Soy Energy at our address and a printed copy will be sent to you.

If you have not already, check us out on our website.  As stated, we have been posting photographs of construction weekly and have our trading board set up to facilitate trading shares.  It is the best way to keep informed.

If you have any questions, feel free to contact Rick at the Soy Energy office (641-421-7590) or any director listed below:

Darrell Downs	(712-540-5230)	Bob Engel	(712-540-5959)
Chuck Getting	(712-348-5070)	Daryl Haack	(712-261-5625)
Dave Langel	(712-546-9203)	Doug Lansink	(712-369-1435)
Steve Leavitt	(319-371-4628)	Carol Reuter	(712-376-4135)
Chuck Sand	(712-376-4135)	Dallas Thompson	(712-548-8619)
Ron Wetherell	(712-436-2266)

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

4172 19th St. SW

Mason City, IA 50401

Phone: 641-421-7590

Web:  www.soyenergyllc.com